EXHIBIT 2.3

COMPANY AGREEMENT

of

HSF HOLDINGS, LLC

THE MEMBERSHIP INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS. THE MEMBERSHIP INTERESTS ARE OFFERED AND SOLD ONLY WHERE EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THESE MEMBERSHIP INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES AGENCY. BECAUSE THESE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED, THERE ARE SEVERE RESTRICTIONS ON THEIR TRANSFERABILITY OR RESALE BY A PARTICIPANT. PERSONS ACQUIRING MEMBERSHIP INTERESTS WILL BE REQUIRED TO REPRESENT IN WRITING THAT THEY ARE PURCHASING THE SAME FOR INVESTMENT ONLY AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. FURTHER, THERE IS NO PUBLIC MARKET FOR THE MEMBERSHIP INTERESTS AND SUCH A MARKET WILL PROBABLY NEVER DEVELOP.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.01.	Definitions	1
1.02.	Construction	3

ARTICLE II	ORGANIZATION	3
2.01.	Formation	3
2.02.	Name	3
2.03.	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	3
2.04.	Purpose	3
2.05.	Foreign Qualifications	3
2.06.	Term	4
2.07.	No State-Law Partnership	4

ARTICLE III	MEMBERSHIP, DISPOSITIONS OF INTERESTS	4
3.01.	Initial Members	4
3.02.	Representations and Warranties	4
3.03.	Restrictions on Disposition of an Interest.	5
3.04.	Additional Members	6
3.05.	Interests in a Member	6
3.06.	Information.	7
3.07.	Liability to Third Parties	7
3.08.	Withdrawal	7
3.09.	Lack of Authority	7

ARTICLE IV	CAPITAL CONTRIBUTIONS	7
4.01.	Initial Contributions	7
4.02.	Return of Contributions	8
4.03.	Advances by Member	8
4.04.	Capital Accounts	8

ARTICLE V	ALLOCATIONS AND DISTRIBUTIONS	9
5.01.	Allocations	9
5.02.	Distributions	9

ARTICLE VI	MANAGERS	9
6.01.	General Authority of Managers.	9
6.02.	Actions by Managers; Committees; Delegation of Authority	11
6.03.	Number, Election, and Term of Office	11
6.04.	Vacancies, Removal; Resignation	11
6.05.	Meetings	12
6.06.	Approval or Ratification of Acts or Contracts by Members	12
6.07.	Conflicts of Interest	12
6.08.	Officers	13

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ARTICLE VII	MEETINGS OF MEMBERS	13
7.01.	Meetings	13
7.02.	Voting List	14
7.03.	Proxies	15
7.04.	Conduct of Meetings	15
7.05.	Record Date	15

ARTICLE VIII	INDEMNIFICATION	16
8.01.	Right to Indemnification	16
8.02.	Advance Payment	16
8.03.	Indemnification of Officers, Employees and Agents	17
8.04.	Appearance as a Witness	17
8.05.	Nonexclusivity of Rights	17
8.06.	Insurance	17
8.07.	Member Notification	18
8.08.	Savings Clause	18

ARTICLE IX	TAXES	18
9.01.	Tax Returns	18
9.02.	Elections	18
9.03.	Tax Matters Partner	19

ARTICLE X	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	19
10.01.	Maintenance of Books	19
10.02.	Reports	19
10.03.	Accounts	20

ARTICLE XI	BANKRUPTCY OR DEATH OF A MEMBER	20
11.01.	Bankrupt Members	20
11.02.	Deceased Members	20
11.03.	Purchase Upon Termination or Retirement	21

ARTICLE XII	EVENTS REQUIRING A WINDING UP	21
12.01.	Events Requiring a Winding Up	21
12.02.	Cancellation; Revocation.	21
12.03.	Liquidation and Termination	22
12.04.	Deficit Capital Accounts	23
12.05.	Certificate of Termination	23

ARTICLE XIII	GENERAL PROVISIONS	23
13.01.	Offset	23
13.02.	Notices	24
13.03.	Entire Agreement; Supersedure	24
13.04.	Effect of Waiver or Consent	24
13.05.	Amendment or Modification	24

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13.06.	Binding Effect	24
13.07.	Governing Law; Severability	24
13.08.	Further Assurances	25
13.09.	Waiver of Certain Rights	25
13.10.	Indemnification	25
13.11.	Notice to Member of Provisions of this Agreement	25
13.12.	Counterparts	25

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COMPANY AGREEMENT

Of

HSF Holdings, LLC

A Texas Limited Liability Company

This COMPANY AGREEMENT of hSF I, llc (this “Agreement”) is entered into by the Initial Manager(s) (as defined below) and the Members (as defined below).

ARTICLE I
Definitions

1.01.       Definitions. As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning given that term in the introductory paragraph.

“Bankrupt Member” means (except to the extent a Majority Interest consents otherwise) any Member (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, winding up and termination, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties; or (b) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, a winding up and termination, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver, or liquidator of the member or of all or any substantial part of the Member's properties has been appointed and 90 days have expired without the appointment's having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“BOC” means Texas Business Organizations Code and any successor statute, as amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Certificate” has the meaning given that term in Section 2.01.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

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“Company” means HSF Holdings, LLC, a Texas limited liability company.

“Company Law” means, at any time, the provisions of the BOC that apply to the Company, either by their terms or by election. The provisions of Chapter 6 of the BOC are hereby made applicable to the Company except to the extent in direct conflict with a provision of this Agreement.

“Dispose”, “Disposing”, or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.

“Effective Date” means the date on which the Certificate is filed with the Secretary of State of Texas in accordance with Section 2.01.

“General Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate quoted by The Wall Street Journal from time to time as the prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

“Initial Manager(s)” means the Person(s) named in the Certificate as the initial manager(s) of the Company.

“Majority Interest” means one or more Members having among them more than fifty percent (50%) of the Membership Units of all Members.

“Manager” means any Initial Manager of the Company and any Person hereafter elected as a manager of the Company as provided in this Agreement, but does not include any Person who has ceased to be a manager of the Company.

“Member” means any Person executing this Agreement as of the date of this Agreement as a Member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Membership Units” means the units of Membership Interest in the Company.

“Permitted Transferee” has the meaning given that term in Section 3.03(b).

“Person” has the meanings given the terms Individual and Organization in Section 1.002 of the BOC.

“Proceeding” has the meaning given that term in Section 8.01.

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“Sharing Ratio”, with respect to any Member, means a fraction (expressed as a percentage), the numerator of which is the number of Membership Units owned by such Member and the denominator of which is the sum of the outstanding Membership Units of all Members.

Other terms defined herein have the meaning so given them.

1.02.       Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Unless otherwise indicated, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II
Organization

2.01.       Formation. The Company has been organized as a Texas limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the BOC and the issuance of a certificate of filing for the Company by the Secretary of State of Texas.

2.02.       Name. The name of the Company is “HSF Holdings, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Managers may select from time to time.

2.03.       Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Company Law to be maintained in the State of Texas shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Managers may designate from time to time which need not be in the State of Texas, and the Company shall maintain records there as required by Section 3.151 and Section 101.501 of the BOC and shall keep the street address of such principal office at the registered office of the Company in the State of Texas. The Company may have such other offices as the Managers may designate from time to time.

2.04.       Purpose. The Company may conduct any business that is lawful in its State of formation.

2.05.       Foreign Qualifications. Prior to the Company's conducting business in any jurisdiction other than Texas, the Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managers, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

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2.06.       Term. The Company commenced on the date the Secretary of State of Texas issued a certificate of formation for the Company and shall continue in existence for the period fixed in the Certificate for the duration of the Company, or such earlier time as this Agreement may specify.

2.07.       No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purpose other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

ARTICLE III
Membership, dispositions of interests

3.01.       Initial Members. The initial members of the Company are the Persons executing this Agreement as of the date of this Agreement as members, each of which is admitted to the Company as a member effective contemporaneously with the execution by such Person of this Agreement.

3.02.       Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) if that Member is a corporation, it is duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (b) if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (c) if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b) or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof; (d) that Member has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (e) that Member has duly executed and delivered this Agreement; and (f) that Member's authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a part or by which it is bound.

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3.03.       Restrictions on Disposition of an Interest.

(a)          Except as specifically provided in this Section 3.03, a Disposition of a Membership Interest in the Company may not be effected without the consent of (i) a majority of the Managers who are Members (excluding any Manager who is making such Disposition), or (ii) if there are no Managers of the type described in clause (i), a Majority Interest. Any attempted Disposition by a Person of a Membership Interest or an interest or right or any part thereof, in or in respect of the Company other than in accordance with the Section 3.03 shall be, and is hereby declared, null and void ab initio.

(b)          Notwithstanding the provisions of Section 3.03(a), a Membership Interest may be transferred without the consent of the Managers or any of the Members if the transferee is a Permitted Transferee. A “Permitted Transferee” is any member of such Member's immediate family, or a trust, corporation, limited liability company, or partnership controlled by such Member or members of such Member's immediate family, or another Person controlling, controlled by, or under common control with such Member.

(c)          Subject to the provisions of Section 3.03(d), (e), and (f), (i) a Person to whom a Membership Interest is transferred has the right to be admitted to the Company as a Member with the Membership Units and the Sharing Ratio so transferred to such Person, if (A) the Member making such transfer grants the transferee the right to be so admitted, and (B) such transfer is consented to in accordance with Section 3.03(a); and (ii) a Permitted Transferee under the circumstances described in Section 3.03(b) has the right to be admitted to the Company as a Member with the Membership Units and Sharing Ratio so transferred to the Permitted Transferee.

(d)          The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of the Section 3.03 have been satisfied and the Managers have received, on behalf of the Company, a document (i) executed by both the Member effecting the Disposition (or if the transfer is on account of the death, incapacity, or liquidation of the transferor, its representatives) and the Person to which the Membership Interest or part thereof is Disposed, (ii) including the notice address of any Person to be admitted to the Company as a Member and its agreement to be bound by this Agreement in respect of the Membership Interest or part thereof being obtained, (iii) setting forth the Membership Units and the Sharing Ratios after the Disposition of the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed (which together must total the Membership Units and the Sharing Ratio of the Member effecting the Disposition before the Disposition), and (iv) containing a representation and warranty that the Disposition was made in accordance with all applicable laws and regulations (including securities laws) and, if the Person to which the Membership Interest or part thereof is Disposed is to be admitted to the Company, its representation and warranty that the representations and warranties in Section 3.02 are true and correct with respect to that Person. Each Disposition and, if applicable, admission, complying with the provisions of the Section 3.03(d) is effective as of the first day of the calendar month immediately succeeding the month in which the Managers receive the notification of Disposition and the other requirements of this Section 3.03 have been met.

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(e)          For the right of a Member to Dispose of a Membership Interest or any part thereof or of any Person to be admitted to the Company in connection therewith to exist or be exercised, (i) either (A) the Membership Interest or part thereof subject to the Disposition or admission must be registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (B) the Company must receive a favorable opinion of the Company's legal counsel or of other legal counsel acceptable to the Managers to the effect that the Disposition or admission is exempt from registration under those laws and (ii) the Company must receive a favorable opinion of the Company's legal counsel or of other legal counsel acceptable to the Managers to the effect that the Disposition or admission, when added to the total of all other sales, assignments, or other Dispositions within the preceding 12 months, would not result in the Company's being considered to have terminated within the meaning of the Code. The Managers, however, may waive the requirements of this Section 3.03(e).

(f)          The Member effecting a Disposition and any Person admitted to the Company in connection therewith shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the disposition or admission (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in Section 3.03(e)) on or before the tenth day after the receipt by that Person of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the General Interest Rate.

3.04.       Additional Members. Additional Persons may be admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members at the direction of the Managers on such terms and conditions as the Managers may determine at the time of admission. The terms of admission or issuance must specify the Membership Units and the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members and having different rights, powers, and duties. The Managers shall reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment need be executed only by the Managers. Any such admission also must comply with the provisions of Section 3.03(d) and is effective only after the new Member has executed and delivered to the Managers a document including the new Member's notice address, its agreement to be bound by this Agreement, and its representation and warranty that the representation and warranties in Section 3.02 are true and correct with respect to the new Member. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests.

3.05.       Interests in a Member. A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of Section 708 of the Code or (b) without the consent of a majority of the Managers who are members, or if there are no Managers who are Members, a Majority Interest, that Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company. On any breach of the provisions of clause (b) of the immediately preceding sentence, the Company shall have the option to buy, and on exercise of that option the breaching Member shall sell, the breaching Member's Membership Interest, all in accordance with Section 11.01 as if the breaching Member were a Bankrupt Member.

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3.06.       Information.

(a)          In addition to the rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to Section 3.153 and Section 101.502 of the BOC under the circumstances and subject to the conditions therein stated. The Members agree, however, that the Managers from time to time may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Company should be kept confidential and not provided to some or all other Members, and that it is not just or reasonable for those Members or assignees or representatives thereof to examine or copy that information.

(b)          The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member or a Manager, except for disclosures (i) compelled by law (but the Member must notify the Managers promptly of any request for that information, before disclosing it if practicable), (ii) advisers or representatives of the Member or Persons to which that Member's Membership Interest may be Disposed as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 3.06(b), or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 3.06 (b) may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 3.06(b) may be enforced by specific performance.

3.07.       Liability to Third Parties. No Member or Manager shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

3.08.       Withdrawal. A Member does not have the right or power to withdraw from the Company as a Member.

3.09.       Lack of Authority. No Member (other than a Manager or an officer) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

ARTICLE IV
Capital contributions

4.01.       Initial Contributions. Contemporaneously with the execution by such Member of this Agreement, each member shall make the Capital Contributions described for that Member in Exhibit “A”.

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4.02.       Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

4.03.       Advances by Member. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the Managers' consent may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.03 constitutes a loan from the Member to the Company, bears interest at the General Interest Rate from the date of the advance until the date of payment, and is not a Capital Contribution.

4.04.       Capital Accounts. A capital account shall be established and maintained for each Member. Each Member's capital account (a) shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. § 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (iv) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) above and loss or deduction described in Treas. Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii). The Members' capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. § 1.704-1(b)(2)(iv)(g). A Member that has more than one Membership Interest shall have a single capital account that reflects all its Membership Interests, regardless of the class of Membership Interests owned by that Member and regardless of the time or manner in which those Membership Interests were acquired. On the transfer of all or part of a Membership Interest, the capital account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(1).

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ARTICLE V
Allocations and distributions

5.01.       Allocations.

(a)          Except as may be required by Section 704(c) of the Code and Treas. Reg. § 1.704-1(b)(2)(iv)(f)(4), if applicable, all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

(b)          All items of income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the regulations thereunder, if applicable.

5.02.       Distributions.

(a)          From time to time (but at least once each calendar quarter) the Managers shall determine in their reasonable judgment to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the Managers shall cause the Company to distribute to the Members, in accordance with their Sharing Ratios, an amount in cash equal to that excess.

(b)          From time to time the Managers also may cause property of the Company other than cash to be distributed to the Members, which distribution must be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations. Immediately prior to such a distribution, the capital accounts of the Members shall be adjusted as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(f).

ARTICLE VI
Managers

6.01.       General Authority of Managers.

(a)          Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, and subject to the provisions of Section 6.02, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (ii) the Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

(i)          making of such loans to such parties as the Managers deem prudent in the business interests of the Company;

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(ii)         entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(iii)        opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iv)        maintaining the assets of the Company in good order;

(v)         collecting sums due the Company;

(vi)        to the extent that funds of the Company are available therefore, paying debts and obligations of the Company;

(vii)       acquiring, utilizing for Company purposes, and Disposing of any asset of the Company;

(viii)      borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(ix)         selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(x)          obtaining insurance for the Company;

(xi)         determining distributions of Company cash and other property as provided in Section 5.02; and

(xii)        establishing a seal for the Company.

(b)          Notwithstanding the provisions of Section 6.01(a), the Managers may not cause the Company to do any of the following without the affirmative vote, approval, or consent of a Majority Interest:

(i)          sell, lease, exchange or otherwise Dispose of (other than by way of a pledge, mortgage, deed or trust or trust indenture) all or substantially all the Company's property and assets (with or without good will), other than in the usual and regular course of the Company's business; and

(ii)         any act described in Section 101.356 (c) of the BOC.

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6.02.      Actions by Managers; Committees; Delegation of Authority.

(a)          In managing the business and affairs of the Company and exercising its powers, the Managers shall act (i) collectively through meetings and written consents pursuant to Section 6.05 and Section 101.359 of the BOC; (ii) through committees pursuant to Section 6.02(b); and (iii) through Persons to whom authority and duties have been delegated pursuant to Section 6.08(a).

(b)          The Managers may, from time to time, designate one or more committees, each of which shall be comprised of one or more Managers. Any such committees, to the extent provided in such resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Managers, subject to the limitations set forth in Section 101.253 of the BOC. The Managers may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

(c)          Any Person dealing with the Company, other than a Member, may rely on the authority of any Manager or officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

6.03.       Number, Election, and Term of Office. The number of Managers of the Company shall be determined from time to time by resolution of the Managers; provided, however, that no decrease in the number of Managers that would have the effect of shortening the term of an incumbent Manager may be made by the Managers. If the Managers make no such determination, the number of Managers shall be the number set forth in the Certificate as the number of Managers constituting the initial Managers. Each Manager shall hold office for the term for which he is elected and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal. Unless otherwise provided in the Certificate, Managers need not be Members or residents of the State of Texas.

6.04.       Vacancies, Removal; Resignation. Any Manager position to be filled by reason of an increase in the number of Managers may be filled by election at an annual or special meeting of Members called for that purpose. Any vacancy occurring in the Managers other than by reason of an increase in the number of Managers may be filled (a) by election at an annual or special meeting of the Members called for that purpose or (b) by the affirmative vote of a majority of the remaining Managers though less than a quorum of the Managers. A Manager elected to fill a vacancy occurring other than by reason of an increase in the number of Managers shall be elected for the unexpired term of his predecessor in office. At any meeting of Members at which a quorum of Members is present and called expressly for that purpose, or pursuant to a written consent adopted pursuant to this Agreement, any Manager may be removed, with or without cause, by a Majority Interest. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the remaining Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

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6.05.       Meetings. The Managers may hold annual, regular, or special meetings, but no such meetings shall be required. The Managers may carry out all acts required or permitted to be taken at any meeting of the Managers in accordance with Section 101.358 of the BOC. In the event that the Managers shall elect in their sole and absolute discretion to hold meetings, then any such meeting shall be conducted in accordance with the following provisions in addition to the provisions of the Company Law relating to Managers' meetings:

(a)          Unless otherwise required by law or provided in the Certificate or this Agreement, a majority of the total number of Managers fixed by, or in the manner provided in, the Certificate or this Agreement shall constitute a quorum for the transaction of business by the Managers, and the act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers. A Manager who is present at a meeting of the Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b)          Meetings of the Managers, if any, may be held at such place or places as shall be determined from time to time by resolution of the Managers. At all meetings of the Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Managers.

(c)          In connection with any annual meeting of Members at which Managers were elected, the Managers may, if a quorum is present, hold its first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members. Notice of such meeting at such time and place shall not be required.

(d)          Regular meetings of the Managers, if any, shall be held at such times and places as shall be designated from time to time by resolution of the Managers. Notice of such regular meetings shall not be required.

(e)          Special meetings of the Managers, if any, may be called by any Manager on at least 24 hours notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by the Certificate or this Agreement.

6.06.       Approval or Ratification of Acts or Contracts by Members. The Managers in their discretion may submit any act or contract for approval or ratification at any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by a Majority Interest shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

6.07.       Conflicts of Interest. Subject to the other express provisions of this Agreement, each Manager, Member and officer of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein. The Company may transact business with any Manager, Member, officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

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6.08.       Officers.

(a)          The Managers may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Texas, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers. Unless the Managers decide otherwise, if the title is one commonly used for officers of a for-profit corporation formed under the BOC, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managers pursuant to the third sentence of this Section 6.08(a). Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers.

(b)          Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Managers whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

ARTICLE VII
MEETINGS OF MEMBERS

7.01.       Meetings. The Members may hold annual or special meetings, but no such meetings shall be required. The Members may carry out all acts required or permitted to be taken at any meeting of the Members in accordance with Section 101.358 of the BOC. In the event that the Members shall elect in their sole and absolute discretion to hold meetings, then any such meeting shall be conducted in accordance with the following provisions in addition to the provisions of the Company Law relating to Members' meetings:

(a)          A quorum shall be present at a meeting of Members if the holders of a Majority Interest are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the Sharing Ratios of all Members entitled to vote is required by the Company Law, the Certificate, or this Agreement, the affirmative vote of a Majority Interest at a meeting of Members at which a quorum is present shall be the act of the Members.

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(b)          All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Texas as shall be determined from time to time by resolution of the Managers.

(c)          Notwithstanding the other provisions of the Certificate or this Agreement, the chairman of the meeting or the holders of a Majority Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a Majority Interest. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(d)          All annual meetings of the Members, if any, for the election of the Managers and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Texas, on such date and at such time as the Managers shall fix and set forth in the notice of the meeting.

(e)          Special meetings of the Members for any proper purpose or purposes may be called at any time by the Managers or the holders of at least ten percent of the Sharing Ratios of all Members. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting is the date any Member first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

(f)          Written or printed notice stating the place, date and hour of any meeting of the Members and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at his address provided for in Section 13.02, with postage thereon prepaid.

(g)          The right of Members to cumulative voting in the election of Managers is expressly prohibited.

7.02.       Voting List. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address and the Membership Units held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the whole time of the meeting. The original membership records shall be prima-facie evidence as to who are the Members entitled to examine such list or transfer records or to vote at any meeting of Members. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at the meeting.

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7.03.       Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Managers, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Managers, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Membership Units that are the subject of such proxy are to be voted with respect to such issue.

7.04.       Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting, who shall be a Manager (or representative thereof) designated by a majority of the Managers. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seen to him in order.

7.05.       Record Date. The record date for the determination of the Members entitled to notice of or to vote at any meeting, to receive a distribution, or to consent in writing shall be as follows:

(a)          In the case of notice of or entitlement to vote at a meeting, including any adjournment thereof, the date on which notice of such meeting is mailed;

(b)          In the case of a distribution, the date on which the resolution of the Managers declaring such distribution is adopted; and

(c)          In the case of a written consent, the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company via hand delivery, facsimile or similar transmission, or certified or registered mail, return receipt requested, at the Company's registered office or principal place of business.

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ARTICLE VIII
INDEMNIFICATION

8.01       Right to Indemnification. Subject to the limitations and conditions as provided in this Article VIII, each Covered Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including an action by or in the right of the Company) (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she was a Covered Person against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Covered Person in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification shall be made in respect of any claim, issue, matter or Proceeding as to which such Covered Person shall have committed intentional, willful or reckless misconduct or gross negligence in the performance of his or her duty to the Company unless and only to the extent that a court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonable entitled to indemnity for such expenses which the court shall deem proper. Indemnification under this Article VIII shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability. For purposes of this Article VIII, “Covered Person” means, every Person, or a Person of whom he or she is the legal representative, who (i) is or was a Manager of the Company; and (ii) is or was an officer, in-house counsel, or advisor of the Company.

The termination or abatement of a claim, threatened claim, suit or other proceeding by way of a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Covered Person did not meet the standard of conduct described in this section.

8.02       Advance Payment. The right to indemnification conferred in this Article VIII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Covered Person of the type entitled to be indemnified under Section 8.01 who was, is, or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Covered Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Covered Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Covered Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Covered Person is not entitled to be indemnified under this Article VIII. Advances of expenses shall be made promptly and, in any event, within ninety (90) days, upon the written request of the Covered Person to the OGC. Notwithstanding the foregoing, no advance shall be made by the Company if a determination is reasonably made at any time by independent legal counsel in a written opinion that based upon the facts known to the counsel at the time such determination is made, such Covered Person acted in bad faith and in a manner opposed to the best interests of the Company, or such person intentionally, willfully, recklessly or through gross negligence breached his or her duty to the Company, or, with respect to any criminal proceeding, that such Covered Person believed or had reasonable cause to believe his or her conduct was unlawful.

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8.03       Indemnification of Officers, Employees and Agents. The Company, by adoption of a resolution of the Managers, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Covered Person under this Article VIII; and, the Company may indemnify and advance expenses to Persons who are not or were not Managers, officers, in-house counsel, advisors, employees or agents of the Company but who are or were serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, attorney, consultant, advisor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it may indemnify and advance expenses to a Covered Person under this Article VIII.

8.04       Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse expenses incurred by a Covered Person in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

8.05       Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which a Covered Person or other Person indemnified pursuant to Section 8.03 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, any insurance or other agreement, by a vote of Members or disinterested Managers or otherwise.

8.06       Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself, any Covered Person and any Person who is or was serving as a Manager, officer, in-house counsel, employee, advisor, or agent of the Company or is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, attorney, consultant, advisor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VIII.

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8.07       Notification. Any Covered Person who receives notice that he or she is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal and desires to be indemnified pursuant to this Article VIII must provide notice to the Office of General Counsel (OGC) within five (5) business days so that OGC may either represent the Covered Person or retain outside counsel pursuant to this indemnification provision. To the extent required by law, any indemnification of or advance of expenses to a Covered Person in accordance with this Article VIII shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members' meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

8.08       Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person or any other Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX
TAXES

9.01.       Tax Returns. The Managers shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.02. Each Member shall furnish to the Managers all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

9.02.       Elections. The Company shall make the following elections on the appropriate tax returns:

(a)          to adopt the calendar year as the Company's fiscal year;

(b)          to adopt the accrual method of accounting and to keep the Company's books and records on the income-tax method;

(c)          if a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of a Membership Interest as described in Section 743 of the Code occurs, on written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(d)          to elect to amortize the organizational expenses of the Company and the startup expenditures of the Company under Section 195 of the Code ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

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(e)          any other election the Managers may deem appropriate and in the best interests of the Members.

Neither the Company nor any Manager or Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement (including, without limitation, Section 2.07) shall be construed to sanction or approve such an election.

9.03.       Tax Matters Partner. A majority of the Managers who are Members shall designate one Manager to be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code; or, if there is no Manager that is a Member, the “tax matters partner” shall be a Member that is designated as such by a Majority Interest, or such Member may appoint his designee to be “tax matters partner” in his stead. Any Member who is designated “tax matters partner” shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. Any Member who is designated “tax matters partner” shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member who is designated “tax matters partner” may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of a Majority Interest, but this sentence does not authorize such Manager (or any other Manager) to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

ARTICLE X
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01.     Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members, its Managers and each committee of the Managers. The books of account for the Company shall be maintained on a cash basis in accordance with the terms of this Agreement, except that the capital accounts of the Members shall be maintained in accordance with Section 4.04. The calendar year shall be the accounting year of the Company.

10.02.     Reports. On or before the 120th day following the end of each fiscal year during the term of the Company, the Managers shall cause each Member to be furnished with a balance sheet, an income statement, and a statement of changes in Members' capital of the Company for, or as of the end of, that year. These financial statements must be prepared in accordance with accounting principles generally employed for the method of accounting used by the company consistently applied (except as therein noted) and must be accompanied by a report of the Managers certifying the statements and stating that (a) the financial statements fairly present the financial position, financial results of operations, and changes in Members' capital in accordance with accounting principles generally employed for the method of accounting used by the company consistently applied (except as therein noted), (b) the income and revenues were paid or credited in accordance with the financial and accounting provisions of this Agreement, (c) the costs and expenses were charged in accordance with the financial and accounting provisions of this Agreement, and (d) no Managers or Members failed to comply in any material respect with the financial and accounting provisions of this Agreement. The Managers also may cause to be prepared or delivered such other reports as they may deem appropriate. The Company shall bear the costs of all these reports.

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10.03.     Accounts. The Managers shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Managers determine. The Managers may not commingle the Company's funds with the funds of any Member; however, Company funds may be invested in a manner the same as or similar to the Managers' investment of their own funds or investments by their Affiliates.

ARTICLE XI
BANKRUPTCY OR DEATH OF A MEMBER

11.01.     Bankrupt Members. If any Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Managers to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and on the exercise of this option, the Bankrupt Member or its representative shall sell, its Membership Interest. The purchase price shall be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the Managers; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, either such Person, by notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in that notice. If the Person receiving that notice objects to the independent appraiser designated in that notice on or before the tenth day following receipt of that notice and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Northern District of Texas (Dallas Division) then senior in service to designate an independent appraiser. The determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the Company each shall pay one-half of the costs of the appraisal. The purchaser shall pay the fair market value as so determined in four equal cash installments the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the General Interest Rate) due on each of the first three anniversaries thereof. The payment to be made to the Bankrupt Member or its representative pursuant to this Section 11.01 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed pursuant to Sections 101.154 through 101.156 of the BOC.

11.02.    Deceased Members. Upon the death of a Member (“Deceased Member”), the Company shall have the option to purchase, and on the exercise of such option, the estate of the Deceased Member or its representative shall sell, the Membership Interest of such Deceased Member all in accordance with Section 11.01 as if such Deceased Member were a Bankrupt Member.

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11.03.    Purchase Upon Termination or Retirement. In the event a Member (“Terminated Member”) who is an employee of the Company (i) resigns, (ii) has his employment terminated (other than as the result of his being a Deceased Member), or (iii) retires, for whatever reason, then the Company shall have the option to purchase, and on the exercise of this option, the Terminated Member shall sell, the Membership Interest of the Terminated Member all in accordance with Section 11.01 as if such Terminated Member were a Bankrupt Member.

ARTICLE XII
EVENTS REQUIRING A WINDING UP

12.01.    Events Requiring a Winding Up. Each of the following events will be an event requiring a winding up of the Company:

(a)          the approval of a Majority Interest of an instrument electing to wind up the Company (which for purposes of this Agreement and the Company Law, will be deemed an event of the type specified in Section 11.051(2) of the BOC and not an event requiring winding up specified in any other Section of the Company Law;

(b)          the expiration of the period fixed for the duration of the Company set forth in the Certificate (which for purposes of this Agreement and the Company Law, will be deemed an event of the type specified in Section 11.051(1) of the BOC and not an event requiring winding up specified in any other Section of the Company Law);

(c)          the occurrence of the termination of the continued membership of the last remaining Member of the Company (which for purposes of this Agreement and the Company Law, will be deemed an event of the type specified in Section 11.051(4) of the BOC and not an event requiring winding up specified in any other Section of the Company Law);

(d)          entry of a decree requiring winding up under Section 11.051(5) of the BOC (which for purposes of this Agreement and the Company Law, will be deemed an event of the type specified in Section 11.051(5) of the BOC and not an event requiring winding up specified in any other Section of the Company Law).

Except to the extent mandated by a non-waivable provision of the Company Law, no other event will require the winding up of the Company.

12.02.     Cancellation; Revocation.

(a)          If an event requiring a winding up of the type described in Section 12.01(a) occurs, the Majority Interest may revoke such event at any time prior to filing the certificate of termination.

(b)          If an event requiring a winding up of the type described in Section 12.01(b) occurs, that event may be cancelled at any time within 90 days thereafter by the vote of the Majority Interest.

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(c)          If an event requiring winding up of the type described in Section 12.01(c) occurs, that event may be revoked if not later than 90 days after such event occurs, the legal representative or successor of the last remaining Member (1) agrees in writing to continue the Company and to become a Member of the Company effective as of the date such event occurred or (2) designates in writing another person who agrees to become a Member of the Company effective as of the date such event occurred.

12.03.     Liquidation and Termination. As promptly as possible following the occurrence of an event requiring a winding up, unless such event requiring a winding up is cancelled or revoked, the Managers shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Company Law. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers. The steps to be accomplished by the liquidator are as follows:

(a)          the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the event requiring a winding up occurs or the final liquidation is completed, as applicable;

(b)          the liquidator shall cause the notice described in Section 11.052(a)(2) of the BOC to be mailed to each known creditor of and claimant against the Company in the manner described in such Section 11.052(a)(2) of the BOC;

(c)          the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.03) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d)          all remaining assets of the Company shall be distributed to the Members as follows:

(i)          the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Members;

(ii)         with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

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(iii)        Company property shall be distributed among the Members in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 12.03. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.03 constitutes a complete return to the Member of its Capital Contribution and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented within the meaning of Sections 101.154 through 101.156 of the BOC. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.04.     Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Sharing Ratios, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member's capital account to zero.

12.05.     Certificate of Termination. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Managers (or such other Person or Persons as the Company Law may require or permit) shall file a certificate of termination as required by the Company Law, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate or reflect the termination of the Company.

ARTICLE XIII
GENERAL PROVISIONS

13.01.     Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

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13.02.     Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage prepaid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. Any notice, request, or consent given under this Agreement is effective on receipt by the Person to whom such notice, request or consent is addressed. All notices, requests, and consents to be sent to a Member must be sent to or made at the address given for that Member on Exhibit A or in the instrument described in Section 3.03(d) or 3.04, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Managers must be given to the Managers at the Company's registered office or its principal place of business. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.03.     Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

13.04.     Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.05.     Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Managers and executed and agreed to by a Majority Interest; provided, however, that (a) an amendment or modification increasing a Member's Capital Contribution (other than to reflect changes otherwise provided by this Agreement) is effective only with that Member's consent, (b) an amendment or modification reducing the required Sharing Ratio or other measure for any consent or vote in this Agreement is effective only with the consent or vote of Members having the Sharing Ratio or other measure theretofore required, and (c) amendments of the type described in Section 3.04 may be adopted as therein provided.

13.06.     Binding Effect. Subject to the restrictions on Dispositions set forth in Article III of this Agreement, this Agreement are binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

13.07.     Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate, or (b) any mandatory provision of the Company Law, the applicable provision of the Certificate and Company Law shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

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13.08.     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.09.     Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

13.10.     Indemnification. To the fullest extent permitted by law, each Member shall indemnify the Company, each Manager and each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney's fees) they may incur on account of any breach by that Member of this Agreement.

13.11.     Notice to Member of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer of Membership Interests set forth in Article III, and (b) all of the provisions of the Certificate, including, without limitation, the fact that the Certificate provide that no Member shall have the preemptive right to acquire any Membership Interests or securities of any class that may at any time be issued, sold or offered for sale by the Company. Each Member hereby agrees that this Agreement constitute adequate notice of all such provisions, including, without limitation, any notice requirement under Section 101.352 of the BOC and Chapter 8 of the Texas Uniform Commercial Code, and each Member hereby waives any requirement that any further notice thereunder be given.

13.12.     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

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IN WITNESS WHEREOf, following adoption of this Agreement by the Manager, the Member and Manager have executed this Agreement to be effective on this 14th day of January, 2013. (the “Effective Date”).

MANAGER:	SOLE MEMBER:

HALL PHOENIX/INWOOD LTD.,
a Texas limited partnership

/s/ Donald L. Braun	By:	Phoenix/Inwood Corporation,
Donald L. Braun		a Texas corporation
Its General Partner

By:	/s/ Larry E. Levey
Larry E. Levey
Executive Vice President

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Exhibit “A”

Member	Percent Interest
Hall Phoenix/Inwood, Ltd. 6801 Gaylord Parkway, Suite 100 Frisco, Texas 75034 (972) 377-1100 phone (972) 377-1170 facsimile	100%

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